UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2012

American CareSource Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33094	20-0428568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5429 Lyndon B. Johnson Freeway, Suite 850
Dallas, Texas 75240
(Address of principal executive offices)

(972) 308-6830
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In a letter dated March 20, 2012, The NASDAQ Stock Market LLC (“NASDAQ”) notified American CareSource Holdings, Inc. (the “Company”) that it is eligible for an additional 180-day period to regain compliance with the Minimum Bid Price Requirement (as defined below).

On September 21, 2011, the Company had received a letter from NASDAQ stating that for 30 consecutive business days immediately preceding the date of the letter the Company's common stock did not maintain a minimum closing bid price of $1.00 per share (“Minimum Bid Price Requirement”) as required by NASDAQ Listing Rule 5550(a)(2).  The Company was provided 180 calendar days, or until March 19, 2012, to regain compliance.

In the March 20 letter, NASDAQ stated that although the Company had not regained compliance with the Minimum Bid Price Requirement by March 19, 2012, it is eligible for an additional 180-day compliance period, or until September 17, 2012, based on the Company meeting the continued listing requirements for market value of publicly held shares and all other applicable standards for initial listing on the NASDAQ Capital Market (except for the Minimum Bid Price Requirement) and having notified NASDAQ of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

If compliance cannot be demonstrated by September 17, 2012, NASDAQ will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal NASDAQ’s determination to a hearings panel with a plan to regain compliance.  There can be no assurances that the Company will be able to regain compliance with the Minimum Bid Price Requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date:	By:	/s/ Matthew D. Thompson
March 26, 2012		Matthew D. Thompson
Chief Financial Officer